EXHIBIT 99.1

Report of independent registered public accounting firm

The Board of Directors and Stockholders

True North Therapeutics, Inc.

We have audited the accompanying balance sheets of True North Therapeutics, Inc. as of December 31, 2015 and 2016, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our December 31, 2016 audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States. We conducted our December 31, 2015 audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of True North Therapeutics, Inc. at December 31, 2015 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, California

March 24, 2017

True North Therapeutics, Inc.

Balance sheets

(In thousands, except share and per share data)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$12,030	$45,043
Short-term investments	82,895	24,330
Prepaid expenses and other current assets	1,000	954
Total current assets	95,925	70,327
Property and equipment, net	271	155
Other long-term assets	1,297	41
Total assets	$97,493	$70,523
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$702	$285
Accrued expenses	2,579	1,712
Other current liabilities	98	191
Total current liabilities	3,379	2,188
Other long-term liabilities	11	31
Total liabilities	$3,390	$2,219
Commitments and contingencies
Convertible preferred stock, $0.0001 par value Shares authorized: 93,783,318 at December 31, 2016; Shares issued and outstanding: 75,754,927 and 93,783,318 at December 31, 2015 and 2016, respectively; Aggregate liquidation preference: $144,400 at December 31, 2016	143,348	98,490
Stockholders’ deficit: Common stock, $0.0001 par value Shares authorized: 135,000,000 at December 31, 2016; Shares issued and outstanding: 14,255,547 and 14,268,619 at December 31, 2015 and 2016, respectively	1	1
Additional paid-in capital	70,171	69,375
Accumulated other comprehensive income	29	17
Related party promissory notes for the purchase of common stock	(376)	(371)
Accumulated deficit	(119,070)	(99,208)
Total stockholders’ deficit	$(49,245)	$(30,186)
Total liabilities, convertible preferred stock and stockholders’ deficit	$97,493	$70,523

See accompanying notes to financial statements.

True North Therapeutics, Inc.

Statements of operations and comprehensive loss

(In thousands, except share and per share data)

	Year ended December 31,
	2016	2015
Revenues:
Grant revenue	$76	$—
Operating expenses:
Research and development	15,555	12,461
General and administrative	4,973	3,011
Total operating expenses	20,528	15,472
Loss from operations	(20,452)	(15,472)
Interest income	532	72
Other income	58	364
Total other income, net	590	436
Net loss	$(19,862)	$(15,036)
Other comprehensive income:
Net unrealized gain on short-term investments	12	17
Comprehensive loss	$(19,850)	$(15,019)
Net loss per share, basic and diluted	(1.49)	(1.20)
Weighted average number of shares used in computing net loss per share, basic and diluted	13,347,000	12,572,565

See accompanying notes to financial statements.

True North Therapeutics, Inc.

Statements of convertible preferred stock and stockholders’ deficit

(In thousands, except share data)

						Accumulated	Related party
	Convertible				Additional	other	promissory nots		Total
	preferred stock		Common stock		paid-in	comprehensive	for the purchase	Accumulated	stockholders'
	Shares	Amount	Shares	Amount	capital	income	of common stock	deficit	deficit
Balance at December 31, 2014	23,856,206	$23,177	14,210,835	$1	$69,106	$—	$(365)	$(84,172)	$(15,430)
Issuance of Series B convertible preferred stock, net of $112 issuance costs	29,166,580	34,888	—	—	—	—	—	—	—
Issuance of Series C convertible preferred stock, net of $63 issuance costs	22,732,141	40,425	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	57,229	—	23	—	—	—	23
Unvested common shares repurchased	—	—	(12,517)	—	—	—	—	—	—
Vesting of restricted stock and interest on promissory notes from related parties	—	—	—	—	89	—	(6)	—	83
Stock-based compensation expense	—	—	—	—	157	—	—	—	157
Net unrealized gain on available-for-sale securities	—	—	—	—	—	17	—	—	17
Net loss	—	—	—	—	—	—	—	(15,036)	(15,036)
Balance at December 31, 2015	75,754,927	$98,490	14,255,547	$1	$69,375	$17	$(371)	$(99,208)	$(30,186)
Issuance of Series C convertible preferred stock, net of $15 issuance costs	31,272	41	—	—	—	—	—	—	—
Issuance of Series D convertible preferred stock, net of $183 issuance costs	17,997,119	44,817	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	18,086	—	23	—	—	—	23
Unvested common shares repurchased	—	—	(5,014)	—	—	—	—	—	—
Vesting of restricted stock and interest on promissory notes from related parties	—	—	—	—	89	—	(5)	—	84
Stock-based compensation expense	—	—	—	—	684	—	—	—	684
Net unrealized gain on available-for-sale securities	—	—	—	—	—	12	—	—	12
Net loss	—	—	—	—	—	—	—	(19,862)	(19,862)
Balance at December 31, 2016	93,783,318	$143,348	14,268,619	$1	$70,171	$29	$(376)	$(119,070)	$(49,245)

See accompanying notes to financial statements.

True North Therapeutics, Inc.

Statements of cash flows

(In thousands)

	Year ended December 31,
	2016	2015
Operating activities
Net loss	$(19,862)	$(15,036)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	110	111
Stock-based compensation expense	684	157
Other	(62)	58
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(46)	(802)
Accounts payable, accrued expenses and other liabilities	1,277	102
Net cash used in operating activities	(17,899)	(15,410)
Investing activities
Purchases of short-term investments	(111,415)	(40,916)
Maturities of short-term investments	52,919	16,539
Purchase of property and equipment	(226)	(31)
Net cash used in investing activities	(58,722)	(24,408)
Financing activities
Proceeds from the issuance of convertible preferred stock, net of issuance costs	44,858	75,313
Deferred initial public offering costs	(1,256)	—
Proceeds from issuance of common stock upon exercise of stock options, net of repurchases	6	10
Net cash provided by financing activities	43,608	75,323
Net increase (decrease) in cash and cash equivalents	(33,013)	35,505
Cash and cash equivalents at beginning of year	$45,043	$9,538
Cash and cash equivalents at end of year	$12,030	$45,043

See accompanying notes to financial statements.

True North Therapeutics, Inc.

Notes to financial statements

1. Organization and operations

Description of the business

True North Therapeutics, Inc. (“True North” or the “Company”) is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for Complement-mediated diseases. The Company’s lead drug candidate, TNT009, is, to our knowledge, the first clinical-stage antibody designed to inhibit the C1s protein of the Classical Complement pathway.

On July 10, 2013 iPierian, Inc. (“iPierian”) incorporated True North in Delaware as a wholly owned subsidiary. On August 23, 2013, iPierian entered into a Contribution Agreement with True North to contribute and assign the assets and rights relating primarily to its Complement program and certain assets, liabilities and debt, in exchange for 9,999,875 shares of the Company’s common stock. These common shares were distributed on a pro-rata basis to the stockholders of iPierian (“Spin-off”). Upon execution of the Spin-off, iPierian no longer owned any equity in True North.

Pursuant to a Contribution Agreement, iPierian completed the Spin-Off of True North to its stockholders on August 23, 2013. The Spin-off was accounted for as a reverse spin-off in accordance with Accounting Standards Codification (“ASC”) 505-50, Spinoffs and Reverse Spinoffs. The Company was deemed to be the “spinnor” for accounting purposes as it retained all of the employees of iPierian and the Spin-off was designed as a means to dispose of the program related to the preclinical development of the Tau program which was retained by iPierian, the “spinnee” for accounting purposes (“New iPierian”). Therefore, the Company’s accumulated deficit includes $70.1 million from iPierian prior to the Spin-off.

The Company is located in South San Francisco, California.

Liquidity and management plans

In the course of its development activities, the Company has sustained operating losses and expects such losses to continue over at least the next several years. The Company’s ultimate success depends on the outcome of its research and development activities. Since inception through December 31, 2016, the Company has incurred cumulative net losses of $119.1 million. Because the Spin-off was accounted for as a reverse spin-off,  the cumulative net losses of $119.1 million include losses of iPierian amounting to $70.1 million prior to the Spin-off.

Management expects to incur additional losses in the future to conduct research and development and recognizes the need to raise additional capital to fully implement its business plan. The Company intends to raise such capital through the issuance of additional equity and potentially through borrowings and strategic alliances with partner companies. However, if such financing is not available at adequate levels, the Company will need to reevaluate its operating plans. Management believes that its existing cash, cash equivalents and short-term investments of $94.9 million will be sufficient to fund the Company’s operations for a period of twelve months from the date of this filing.

2. Summary of significant accounting policies

Basis of presentation and use of estimates

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and market-specific or other relevant assumptions

True North Therapeutics, Inc.

Notes to financial statements

2. Summary of significant accounting policies (continued)

that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amount of expenses and income reported for each of the periods presented are affected by estimates and assumptions, which are used for, but are not limited to, determining accruals for research and development costs and accounting for stock-based compensation. Actual results could differ from such estimates or assumptions.

Concentration of credit risk

Cash equivalents and short-term investments are financial instruments that potentially subject the Company to concentrations of credit risk. The Company invests in money market funds, asset backed securities, commercial paper and corporate notes. The Company limits its credit risk associated with cash and cash equivalents by placing its cash with banks and institutions it believes are highly credit worthy and in highly rated investments.

Cash equivalents and short-term investments

Cash equivalents include marketable securities having an original maturity of three months or less at the time of purchase. Short-term investments are investments in marketable securities with maturities of greater than three months at the time of purchase. Collectively, cash equivalents and short-term investments are considered available-for-sale and are recorded at fair value. Unrealized gains and losses are recorded in accumulated other comprehensive loss in the statement of convertible preferred stock and stockholders’ deficit. Realized gains and losses are included in total other income, net in the statements of operations and comprehensive loss.

Fair value of financial instruments

The carrying amount of the Company’s financial instruments, including accounts payable and accrued expenses, approximate fair value due to their short-term maturities.

Property and equipment

Property and equipment consists of computer equipment, laboratory equipment, leasehold improvements, and furniture and fixtures, and is recorded at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Depreciation and amortization begins at the time the asset is placed in service. Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations.

True North Therapeutics, Inc.

Notes to financial statements

2. Summary of significant accounting policies (continued)

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. There have been no impairments of the Company’s long-lived assets for the periods presented.

Other long-term assets

Other long-term assets consist of legal, accounting, filing and other fees related to the Company’s initial public offering (IPO) capitalized. The deferred offering costs will be offset against proceeds from the IPO upon the effectiveness of the IPO. In the event the IPO is terminated, all capitalized deferred offering costs will be expensed.

Deferred rent

The Company has entered into a lease agreement for its laboratory and office facilities. This lease is classified as an operating lease. Rent expense is recognized on a straight-line basis over the non-cancelable term of the Company’s operating lease and, accordingly, the Company records the difference between cash rent payments and the rent expense recognized as a deferred rent liability, which is included within other liabilities on the balance sheets.

Research and development costs

Research and development costs are charged to expense as incurred. Research and development costs consist primarily of payments to contract research organizations and other vendors for conducting clinical trials, manufacturing drug candidates or performing non-clinical testing; salaries and related personnel costs; consultant fees; laboratory supply costs; and facility-related costs. Non-refundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as a prepaid expense and recognized as an expense as the related goods are delivered or the related services are performed.

Convertible preferred stock

The Company records all shares of convertible preferred stock at their respective fair values less issuance costs on the dates of issuance. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation unless the holders of convertible preferred stock have converted their shares of convertible preferred stock into shares of common stock. Therefore, convertible preferred stock is classified outside of stockholders’ deficit on the balance sheets as events triggering the liquidation preferences are not solely within the Company’s control. The Company has elected not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur.

Stock-based compensation

The Company measures its stock-based awards made to employees based on the estimated fair values of the awards as of the grant dates using the Black-Scholes option-pricing model. Stock-based compensation expense is recognized over the requisite service period using the straight-line method and is based on the value of the portion of

True North Therapeutics, Inc.

Notes to financial statements

2. Summary of significant accounting policies (continued)

stock-based payment awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Stock-based compensation expense for nonemployee stock-based awards is measured at fair value using the Black-Scholes option-pricing model. The ultimate measurement date on which the estimated fair value of the stock-based award is the earlier of (i) the date at which a commitment for performance by the counterparty to earn the equity instrument is reached or (ii) the date at which the counterparty’s performance is complete. The Company recognizes stock-based compensation expense for the estimated fair value of the vested portion of nonemployee awards in its statements of operations and comprehensive loss. Stock-based compensation expense related to stock option grants to nonemployees is subject to re-measurement over the service period, which approximates the vesting period.

Stock-based compensation expense related to restricted stock awards is determined using the estimated fair value of the Company’s common stock on the date of grant. The estimated fair value is amortized as compensation expense over the service period of the award.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Valuation allowances are established when necessary to reduce deferred tax assets to amounts more likely than not to be realized. Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense. The Company had accrued no amounts for interest and penalties in the Company’s balance sheets at December 31, 2015 and 2016.

Revenue Recognition

The Company recognizes revenue when evidence of an arrangement exists, fees are fixed or determinable, services have been delivered, and collectability is reasonably assured.

Revenues from grant agreements are recognized as work related to the grant is performed by the Company’s research staff, including labor expense, materials and overhead, up to the limit of the approved funding contained in the grant. Costs associated with grant revenue approximate the revenue recognized and are included in research and development expenses in the statement of operations and comprehensive loss.

Segment reporting

The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. All of the Company’s assets are maintained in the United States.

True North Therapeutics, Inc.

Notes to financial statements

2. Summary of significant accounting policies (continued)

Net loss per share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during the period, without consideration for potential dilutive common shares. Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential dilutive common shares would have been anti-dilutive for all periods presented. Shares of common stock subject to repurchase are excluded from the calculation of weighted average shares as the vesting of such shares is contingent upon continued services being rendered by such holders.

Recent accounting pronouncements

In August 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-15, Statement of Cash Flows (Topic 230), which provides greater clarity to preparers on the treatment of certain items within an entity’s statement of cash flows. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The guidance becomes effective on January 1, 2018 and early adoption is permitted. The Company plans to adopt this standard on January 1, 2018 and is currently evaluating the impact that the adoption of ASU 2016-15 will have on its financial statements and related disclosures.

In March 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 requires recognition of the income tax effects of vested or settled awards in the income statement and involves several other aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The new accounting guidance is effective for fiscal periods beginning after December 15, 2016 and early adoption is permitted. The Company plans to adopt this standard on January 1, 2017, and is currently evaluating the impact that the adoption of ASU 2016-09 will have on the Company’s financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to put most leases on their balance sheet while recognizing expense in a manner similar to existing accounting. The new accounting guidance is effective for fiscal periods beginning after December 15, 2018 and early adoption is permitted. The Company plans to adopt this standard on January 1, 2019 and is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, in connection with preparing financial statements for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and provide related disclosures. The Company adopted this standard as of January 1, 2016 and this adoption did not have any effect on the Company’s financial statements.

True North Therapeutics, Inc.

Notes to financial statements

3. Fair value measurements

Cash, cash equivalents and short-term investments consisted of the following (in thousands):

	December 31, 2015
	Amortized	Gross	Gross	Estimated
	cost	unrealized gains	unrealized losses	fair value
Financial assets
Money market funds	$31,818	$—	$—	$31,818
Asset backed securities	8,678	—	(5)	8,673
Corporate bonds	9,909	—	(4)	9,905
Corporate commercial paper	18,951	26	—	18,977
Total financial assets	$69,356	$26	$(9)	$69,373

	December 31, 2016
	Amortized	Gross	Gross	Estimated
	cost	unrealized gains	unrealized losses	fair value
Financial assets
Money market funds	$9,528	$—	$—	$9,528
Asset backed securities	12,468	—	(3)	12,465
Corporate bonds	29,936	—	(10)	29,926
Corporate commercial paper	31,655	47	—	31,702
U.S. government agency securities	4,803	—	(3)	4,800
U.S. treasury securities	5,506	—	(2)	5,504
Repurchase agreement	1,000	—	—	1,000
Total financial assets	$94,896	$47	$(18)	$94,925

The following table summarizes the fair value of cash equivalents and short-term investments by contractual maturity (in thousands):

	December 31, 2016
	Mature	Mature
	within 90	between	Estimated
	days	91 and 365 days	fair value
Financial assets
Money market funds	$9,528	$—	$9,528
Asset backed securities	2,001	10,464	12,465
Corporate bonds	12,005	17,921	29,926
Corporate commercial paper	11,240	20,462	31,702
U.S. government agency securities	—	4,800	4,800
U.S. treasury securities	3,504	2,000	5,504
Repurchase agreement	1,000	—	1,000
Total financial assets	$39,278	$55,647	$94,925

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the

True North Therapeutics, Inc.

Notes to financial statements

3. Fair value measurements (continued)

measurement date. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

Financial assets subject to fair value measurements on a recurring basis and the level of inputs used in such measurements are as follows (in thousands):

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Financial assets
Money market funds	$31,818	$—	$—	$31,818
Asset backed securities	—	8,673	—	8,673
Corporate bonds	—	9,905	—	9,905
Corporate commercial paper	—	18,977	—	18,977
Total financial assets	$31,818	$37,555	$—	$69,373

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Financial assets
Money market funds	$9,528	$—	$—	$9,528
Asset backed securities	—	12,465	—	12,465
Corporate bonds	—	29,926	—	29,926
Corporate commercial paper	—	31,702	—	31,702
U.S. government agency securities	—	4,800	—	4,800
U.S. treasury securities	—	5,504	—	5,504
Repurchase agreement	—	1,000	—	1,000
Total financial assets	$9,528	$85,397	$—	$94,925

Where quoted prices are available in an active market, securities are classified as Level 1. Money market funds are classified as Level 1. When quoted market prices are not available for the specific security, the Company estimates fair value by using quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs obtained from various third-party data providers, including but not limited to benchmark yields, reported trades and broker/dealer quotes. The company classifies corporate bond, repurchase agreements, U.S. government agency securities, U.S. treasury securities and corporate commercial paper as Level 2. There were no transfers between Level 1 and Level 2 during the periods presented. The Company does not have financial liabilities subject to fair value measurements on a recurring basis.

True North Therapeutics, Inc.

Notes to financial statements

4. Property and equipment, net

Property and equipment, net, consists of the following (in thousands):

	December 31,
	2016	2015
Laboratory equipment	$540	$314
Computer equipment	123	123
Capitalized software	17	17
Office furniture	42	42
Total property and equipment	722	496
Less: accumulated depreciation and amortization	(451)	(341)
Property and equipment, net	$271	$155

Depreciation and amortization expense for the years ended December 31, 2015 and 2016 was $111,000 and $110,000, respectively.

5. Other long-term assets

Other long-term assets consist of the following (in thousands):

	December 31,
	2016	2015
Deferred initial public offering costs	$1,256	$—
Other	41	41
Total other long-term assets	$1,297	$41

6. Accrued expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2016	2015
Accrued clinical and manufacturing expenses	$974	$784
Accrued compensation	805	620
Accrued professional and consulting services	700	259
Other	100	49
Total accrued expenses	$2,579	$1,712

7. Grant Revenue

Grant revenue consists of revenue generated from research grants and is recorded on a reimbursement basis as grant related costs are incurred. Costs associated with grant revenue approximate the revenue recognized and are included in research and development expenses in the statement of operations and comprehensive loss.

In 2016, the Company was awarded a research grant from the National Institutes of Health (“NIH”) for a total of $0.2 million, with a support period of August 15, 2016 to January 31, 2018. Total grant revenue recognized was $76,000 for the year ended December 31, 2016.

True North Therapeutics, Inc.

Notes to financial statements

8. Other income

In April 2014, New iPierian was acquired by Bristol-Myers Squibb (“BMS”) and New iPierian entered into a Transition Services Agreement (“TSA”) with the Company. Under the TSA, the Company provided BMS with transitional research and development and general and administrative services for a fixed monthly fee. The TSA had an initial term that expired on March 31, 2015 but was terminated two months earlier by mutual agreement of BMS and the Company. The Company recorded $248,000 as other income in the statements of operations and comprehensive loss for the year ended December 31, 2015 related to the TSA.

9. Related-party transactions

In August 2013, the Company entered into full-recourse promissory notes with its chief executive officer and its executive chairman for the purchase of restricted common stock. The principal amounts of the notes are $268,000 and $89,000, respectively. The notes are secured by shares of restricted stock of the Company held by the individuals. The notes accrue interest at a rate of 1.63% per annum and are due for repayment in 2020. As of December 31, 2015 and 2016, the aggregate outstanding balance under these notes, including accrued interest, was approximately $371,000 and $376,000, respectively. Such notes are included in stockholders’ deficit in the balance sheets.

In November 2016, the Company entered into a consulting agreement with one of the Company’s investors and a representative of this investor to serve as the Company’s Chief Medical Officer. Payment for services commence in January 2017. In addition, the Company granted the Chief Medical Officer options to purchase 1,919,678 shares of common stock at an exercise price of $1.34, of which 255,957 shares are subject to a clinical milestone related performance condition.

10. Convertible preferred stock and stockholders’ deficit

Convertible preferred stock

As of December 31, 2015, convertible preferred stock consisted of the following (in thousands, except share amounts):

		Shares	Net	Aggregate
	Shares	issued and	carrying	liquidation
	authorized	outstanding	value	preference
Series A	23,856,206	23,856,206	$23,177	$23,856
Series B	29,166,580	29,166,580	34,888	35,000
Series C	25,800,000	22,732,141	40,425	40,488
Total convertible preferred stock	78,822,786	75,754,927	$98,490	$99,344

True North Therapeutics, Inc.

Notes to financial statements

10. Convertible preferred stock and stockholders’ deficit (continued)

As of December 31, 2016, convertible preferred stock consisted of the following (in thousands, except share amounts):

		Shares	Net	Aggregate
	Shares	issued and	carrying	liquidation
	authorized	outstanding	value	preference
Series A	23,856,206	23,856,206	$23,177	$23,856
Series B	29,166,580	29,166,580	34,888	35,000
Series C	22,763,413	22,763,413	40,466	40,544
Series D	17,997,119	17,997,119	44,817	45,000
Total convertible preferred stock	93,783,318	93,783,318	$143,348	$144,400

The rights, privileges, and preferences of the convertible preferred stock are as follows:

Conversion

Each share of Series A, Series B, Series C and Series D convertible preferred stock is initially convertible, at the option of the holder at any time, into common stock at an initial conversion ratio on a one-for-one basis, subject to adjustment in the event of any stock dividend, stock split, combination, or similar recapitalization affecting such shares, and subject also to adjustment for certain dilutive issuances. Conversion of all outstanding convertible stock is automatic upon (i) the election of the holders of a majority of the then outstanding shares of preferred stock (provided however that the conversion of the Series C preferred stock also requires the vote of a majority of the then outstanding shares of Series C preferred stock and provided, further that the conversion of the Series D preferred stock also requires the vote of 66.67% of the then outstanding shares of Series D preferred stock) or (ii) the closing of a firmly underwritten public offering resulting in at least $50,000,000 in gross proceeds to this corporation, prior to underwriting commissions and expenses.

Dividends

The holders of shares of Series A, Series B, Series C and Series D convertible preferred stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, at the rate per annum of $0.08, $0.096, $0.1425 and $0.20 per share, respectively, subject to adjustment in the event of any stock dividend, stock split, combination, or similar recapitalization affecting such shares.

Accrued dividends are payable when, as and if declared by the Board of Directors, and are not cumulative. After payment of the above dividend, any additional dividends shall be distributed among all holders of common and preferred stock in proportion to the number of shares of common stock into which the representative shares are convertible. No dividends had been declared as of December 31, 2016.

Voting

Each holder of shares of convertible preferred stock is entitled to one vote for each share of common stock into which such shares of preferred stock are convertible, and has voting rights and powers equal to the voting rights and powers of the common stock, and except as provided by law or by other provisions of the Company’s Restated Certificate of Incorporation, shall vote together with the common stock on all matters as to which holders of common stock have the right to vote.

True North Therapeutics, Inc.

Notes to financial statements

10. Convertible preferred stock and stockholders’ deficit (continued)

Election of board of directors

As long as at least 1,000,000 shares of Series A preferred stock are outstanding, the holders of shares of Series A preferred stock, voting as a separate class, are entitled to elect four members of the Board of Directors. As long as at least 1,000,000 shares of Series B preferred stock are outstanding, the holders of shares of Series B preferred stock, voting as a separate class, are entitled to elect one member of the Board of Directors. As long as at least 1,000,000 shares of Series C preferred stock are outstanding, the holders of shares of Series C preferred stock, voting as a separate class, are entitled to elect one member of the Board of Directors. As long as at least 1,000,000 shares of Series D preferred stock are outstanding, the holders of shares of Series D preferred stock, voting as a separate class, are entitled to elect one member of the Board of Directors. The holders of shares of common stock, voting as a separate class, are entitled to elect two members of the Board of Directors. The holders of the shares of preferred stock and common stock, voting together as a single class, and on an as-converted basis, are entitled to elect all remaining members of the Board of Directors.

Liquidation preferences

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company or other “Liquidation Event” (as defined in the Company’s Restated Certificate of Incorporation), the holders of shares of Series D convertible preferred stock shall be entitled to be paid an amount equal to the original issue price per share, subject to adjustment in the event of any stock dividend, stock split, combination, or similar recapitalization affecting such shares together with any dividends declared but unpaid, prior to the payment of any distributions to the holders of Series C convertible preferred stock, Series B convertible preferred stock, Series A convertible preferred stock and common stock. If upon the occurrence of such event, the assets and funds distributed among the holders of the Series D convertible preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the Series D convertible preferred stock.

After such payment has been made to the holders of Series D convertible preferred stock, the holders of shares of Series C convertible preferred stock shall be entitled to be paid an amount equal to the original issue price per share, subject to adjustment in the event of any stock dividend, stock split, combination, or similar recapitalization affecting such shares together with any dividends declared but unpaid, prior to the payment of any distributions to the holders of Series B convertible preferred stock, Series A convertible preferred stock and common stock. If upon the occurrence of such event, the assets and funds distributed among the holders of the Series C convertible preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution to holder of Series C convertible preferred stock are to be distributed ratably among the holders of the Series C convertible preferred stock.

After such payment has been made to the holders of Series C convertible preferred stock, the holders of shares of Series B convertible preferred stock shall be entitled to be paid an amount equal to the original issue price per share, subject to adjustment in the event of any stock dividend, stock split, combination, or similar recapitalization affecting such shares together with any dividends declared but unpaid, prior to the payment of any distributions to the holders of Series A convertible preferred stock and common stock. If upon the occurrence of such event, the assets and funds distributed among the holders of the Series B convertible preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution to holder of Series B convertible preferred stock are to be distributed ratably among the holders of the Series B convertible preferred stock.

True North Therapeutics, Inc.

Notes to financial statements

10. Convertible preferred stock and stockholders’ deficit (continued)

After such payment has been made to the holders of Series B convertible preferred stock, the holders of shares of Series A convertible preferred stock shall be entitled to be paid an amount equal to the original issue price per share, subject to adjustment in the event of any stock dividend, stock split, combination, or similar recapitalization affecting such shares together with any dividends declared but unpaid, prior to the payment of any distributions to the holders of common stock. If upon the occurrence of such event, the assets and funds distributed among the holders of the Series A convertible preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution to holders of Series A convertible preferred stock are to be distributed ratably among the holders of the Series A convertible preferred stock.

All holders of convertible preferred stock shall be deemed to have converted if, as a result of an actual conversion, such holder would receive, in the aggregate, a greater amount than the amount that would be distributed to such holder if such holder did not convert such shares of convertible preferred stock into common stock.

Classification

The Company has classified the convertible preferred stock as temporary equity on the balance sheets as these shares can be redeemed upon the occurrence of certain change in control events that are outside the Company’s control, including liquidation, sale or transfer of the Company. The Company has elected not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of convertible preferred stock and at the balance sheet dates, these circumstances were not probable. Subsequent adjustments to the carrying values of the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur.

Common stock

The holders of the Company’s common stock have one vote for each share of common stock. Holders of shares of the Company’s common stock are entitled to dividends when, as, and if declared by the Board of Directors, subject to the prior rights of the holders of convertible preferred stock. As of December 31, 2015 and 2016, no dividends had been declared.

As of December 31, 2016, the Company had reserved the following shares of common stock, on an as-converted basis, for future issuance as follows:

Series A convertible preferred stock outstanding	23,856,206
Series B convertible preferred stock outstanding	29,166,580
Series C convertible preferred stock outstanding	22,763,413
Series D convertible preferred stock outstanding	17,997,119
Common stock warrants	3,527,956
Options issued and outstanding	11,242,892
Options available for future grants	5,155,767
Total	113,709,933

True North Therapeutics, Inc.

Notes to financial statements

10. Convertible preferred stock and stockholders’ deficit (continued)

Common stock warrants

During 2013 and 2014, in conjunction with the issuance of Series A convertible preferred stock, the Company issued warrants to purchase 1,902,809 and 1,625,147 shares of common stock, respectively. The exercise price of the warrants is $0.01 per share, subject to adjustment in the event of any stock dividend, stock split, combination, or similar recapitalization affecting the Company’s common stock. The warrants expire in 2020. The assumptions used in estimating the fair value of the warrants on issuance, were: volatility of 65%, risk-free interest rate of 1.71%, expected life of 7 years, and a dividend yield of zero. The warrants were valued at $0.5 million at issuance and recorded in equity. As of December 31, 2015 and 2016, the Company had warrants outstanding to purchase 3,527,956 shares of common stock.

11. Stock option plan

On August 23, 2013, the Company established the 2013 Stock Option Plan (the “2013 Plan”) for eligible employees, officers, directors, advisors, and consultants, which provides for the grant of incentive and nonstatutory stock options and restricted shares of common stock. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors, subject to the provisions of the 2013 Plan. Options granted generally vest over four years and expire no later than ten years from the date of grant. The estimated fair value of the underlying common stock is determined by the Board of Directors. The exercise price of the incentive stock options must be equal to or greater than the estimated fair value of the underlying common stock on the date of grant.

As of December 31, 2015 and 2016, the Company had reserved 16,422,600 and 19,421,903 shares of common stock, respectively, under the 2013 Plan. As of December 31, 2015 and 2016, there were 5,494,248 and 11,242,892 shares issued, respectively, under the 2013 Plan.

True North Therapeutics, Inc.

Notes to financial statements

11. Stock option plan (continued)

The following summarizes option activity under the 2013 Plan:

	Outstanding stock options
				Weighted
			Weighted	average
			average	remaining	Aggregate
		Number of	exercise	contractual	intrinsic
	Shares	shares	price per	term	value
	available	outstanding	share	(years)	(in thousands)
Balances at December 31, 2014	236,144	1,048,402	$0.15	9.35	$20
Stock options authorized	12,172,594	—	—
Stock options granted	(4,660,033)	4,660,033	0.33
Stock options exercised	—	(57,229)	0.21
Unvested common shares repurchased	12,517	—	0.16
Stock options forfeited	156,958	(156,958)	0.31
Balances at December 31, 2015	7,918,180	5,494,248	0.30	9.26	2,084
Stock options authorized	2,999,303	—	—
Stock options granted	(6,731,486)	6,731,486	0.97
Stock options exercised	—	(18,086)	0.37
Unvested common shares repurchased	5,014	—	0.16
Stock options forfeited	964,756	(964,756)	0.63
Balances at December 31, 2016	5,155,767	11,242,892	$0.67	8.92	$7,502
Vested and expected to vest at December 31, 2016		11,103,563	$0.67	8.92
Exercisable at December 31, 2016		11,242,892	$0.67	8.92

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the Board of Directors, as of December 31, 2015 and 2016. The intrinsic value of options exercised for the years ended December 31, 2015 and 2016 was $14,000 and $10,000, respectively.

During the years ended December 31, 2015 and 2016, the total estimated grant-date fair value of stock options vested was $146,000 and $582,000, respectively, and the estimated total grant-date fair value of stock options granted was $861,000 and $3,395,000, respectively.

During the year ended December 31, 2016, the Company awarded performance-based stock options to purchase 523,412 shares of the Company’s common stock. 255,957 of such shares are subject to completion of a clinical milestone and 267,456 of such shares are subject to the completion of an initial public offering. The grant date fair value of the awards was $0.3 million. In the year ended December 31, 2016, the Company did not recognize any of the related stock-based compensation expense, as vesting of the award was not determined to be probable.

True North Therapeutics, Inc.

Notes to financial statements

11. Stock option plan (continued)

Employee stock option valuation

The assumptions used to value employee and director stock option awards granted under the 2013 Plan during the year ended December 31, 2015 and 2016, using the Black-Scholes option pricing model, were as follows:

Year ended December 31,
	2016	2015
Expected term (in years)	5.07 – 6.84	5.96 – 6.03
Volatility	58.45% – 62.99%	55.26% – 56.21%
Risk-free interest rate	1.22% – 2.12%	1.89% – 1.90%
Dividend yield	—	—

The fair value of the shares of common stock underlying stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including important developments in the Company’s operations, valuations performed by independent third parties, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock, among other factors.

In determining the fair value of the options granted, the Company uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Expected term

The expected term represents the period that the Company’s options granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term). The Company has very limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants.

Expected volatility

Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded biopharmaceutical companies over a period, where available, equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, life cycle stage, or area of specialty.

Risk-free interest rate

The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the options.

Expected dividend

The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

True North Therapeutics, Inc.

Notes to financial statements

11. Stock option plan (continued)

In addition, the Company estimates the expected impact of forfeited awards and recognizes stock-based compensation expense only for those awards expected to vest over their requisite service period, based on the vesting provisions of the individual grants. The cumulative effect on current and prior periods of a change in the estimated forfeiture rate is recognized in the period of the revision.

Stock options granted to nonemployees

Stock-based compensation related to stock options granted to non-employees is recognized as the stock options are earned. The assumptions used to value non-employee stock option awards granted under the 2013 Plan during the year ended December 31, 2015 and 2016, using the Black-Scholes option pricing model, were as follows:

	Year ended December 31,
	2016	2015
Expected term (in years)	10.00	9.95
Volatility	66.81%	64.04%
Risk-free interest rate	2.43%	2.14%
Dividend yield	—	—

During the year ended December 31, 2015, the Company granted 205,000 options to nonemployee consultants and recorded stock-based compensation expense of $18,000. During the year ended December 31, 2016, the Company granted 1,919,678 options to nonemployee consultants and recorded stock-based compensation expense of $117,000.

Early exercise of stock options

The terms of the 2013 Plan permit option holders to exercise stock options before they are vested, subject to certain limitations. Such unvested shares are subject to repurchase by the Company at the original exercise price in the event the option holder’s service to the Company is terminated either voluntarily or involuntarily. As a result of early exercises under the 2013 Plan, approximately 224,026 and 116,176 shares were subject to repurchase as of December 31, 2015 and 2016, respectively. The Company treats cash received from the exercise of unvested options as a refundable deposit and classifies such amounts as a liability in its balance sheets. As of December 31, 2015 and 2016, the Company included cash received for the early exercise of unvested options of $36,000 and $19,000 in other current liabilities, respectively. Amounts included in liabilities are transferred into common stock and additional paid-in capital as the shares vest, which is generally over a period of 48 months and may include a one-year cliff.

Restricted stock awards

In 2013, the Company issued a total of 2,549,397 shares of common stock at $0.14 per share to its chief executive officer and its executive chairman under restricted stock agreements. As of the date of grant, the shares had an estimated Fair value of $0.14 per share. The Company entered into full recourse promissory notes with the individuals for the total purchase price of the restricted shares. The loans are secured by the shares of common stock of the Company held by the individuals. See Note 9 for further discussion. Under the terms of the restricted stock agreements, shares vest monthly over four years. Upon the termination of service of these individuals, unvested shares are subject to repurchase by the Company at the original issue price.

True North Therapeutics, Inc.

Notes to financial statements

11. Stock option plan (continued)

A summary of the Company’s non-vested restricted stock for the periods presented is as follows:

		Weighted-
		average	Remaining
		grant	contractual
	Number	date fair	term
	of shares	value	(years)
Balance, December 31, 2014	1,699,599	$0.14	2.64
Vested	(637,349)	0.14
Balance, December 31, 2015	1,062,250	0.14	1.64
Vested	(637,349)	0.14
Balance, December 31, 2016	424,901	$0.14	0.64

The Company did not record any stock-based compensation expense related to restricted stock awards for the years ended December 31, 2015 and 2016, respectively, as all restricted stock awards were issued at a price that approximated the estimated fair value of the Company’s common stock, and all the awards were exercised on the date of grant.

Stock-based compensation expense

Total stock-based compensation recognized for both employees and non-employees was as follows (in thousands):

	Year ended December 31,
	2016	2015
Research and development	$218	$82
General and administrative	466	75
Total stock-based compensation expense	$684	$157

As of December 31, 2016, unrecognized stock-based compensation cost related to outstanding unvested stock options that are expected to vest was $3,530,000. This unrecognized stock-based compensation cost is expected to be recognized over 3.36 years.

12. Employee benefit plan

The Company sponsors a 401(k) defined contribution plan for its employees. Employee contributions are voluntary and subject to certain limitations. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. To date, the Company has not made any matching contributions.

13. Income taxes

The Company has not recorded income tax expense or benefit through December 31, 2016 because of the Company’s history of operating losses. The Company has incurred net operating losses for all periods since inception. The Company has not reflected any benefit of such net operating loss carryforwards in the accompanying financial statements. The Company has established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

True North Therapeutics, Inc.

Notes to financial statements

13. Income taxes (continued)

The components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,
	2016	2015
Net operating loss carryforwards	$18,118	$10,915
Federal and state tax credits	2,075	1,306
Depreciation and amortization	61	70
Accrued liabilities and allowances	270	124
Stock-based compensation	196	31
Charitable contribution carryforwards	14	14
Gross deferred tax assets	20,734	12,460
Valuation allowance	(20,734)	(12,460)
Net deferred taxes	$—	$—

Realization of deferred tax assets is dependent upon future taxable income, if any. The Company has established a valuation allowance to offset deferred tax assets as of December 31, 2015 and 2016 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The valuation allowance increased by approximately $6.3 million and $8.3 million during the years ended December 31, 2015 and 2016, respectively. The increase in the valuation allowance is mainly related to the increase in net operating loss carryforwards incurred during the respective taxable years.

As of December 31, 2016, the Company had federal and state net operating loss carryforwards of approximately $45.3 million and $46.6 million, respectively, which were available to offset future taxable income. If not utilized, the federal and state net operating loss carryforwards will begin expiring in 2033. The net deferred tax asset above does not include any amounts attributable to excess stock option deductions. As of December 31, 2016, the Company had research and development tax credit carryforwards of approximately $2.1 million and $0.7 million available to reduce future federal and state income tax, respectively. Moreover, the Company recorded federal and state reserves related to its research and development tax credit carryforwards of $0.4 million and $0.1 million, respectively, as uncertain tax provision. If not utilized, the federal credit carryforwards will begin expiring in 2033. The state credits carry forward indefinitely.

Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. As a result of such ownership changes, the Company’s ability to realize the potential future benefit of tax losses and tax credits that existed at the time of the ownership change may be significantly reduced. The Company’s deferred tax asset and related valuation allowance would be reduced as a result. The Company has not yet performed a Section 382 study to determine the amount of reduction, if any.

True North Therapeutics, Inc.

Notes to financial statements

13. Income taxes (continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	December 31,
	2016	2015
Balance at beginning of year	$323	$174
Additions based on tax positions related to current year	192	149
Balance at end of year	$515	$323

The Company does not expect that its uncertain tax positions will materially change in the next twelve months. The reversal of uncertain tax benefits would not impact the Company’s effective tax rate as the Company continues to maintain a full valuation allowance against its deferred tax assets. In accordance with ASC 740, the Company would classify interest and penalties related to uncertain tax positions in income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits through December 31, 2016 since the related credits have not been utilized to offset income tax.

The Company files income tax returns in the United States and the State of California. The Company is not currently under examination by income tax authorities in federal, state or other jurisdictions. The Company started to file tax returns for federal and California purposes in 2013. All tax returns remain open for examination by federal and state authorities.

A reconciliation of the statutory U.S. federal rate and effective rate is as follows:

	December 31,
	2016	2015
Federal tax	34.00%	34.00%
State, net of federal benefit	5.83	5.83
Non-deductible expenses	(2.05)	(1.73)
Deferred true-ups	0.00	(0.46)
R&D credit	4.84	4.96
Uncertain tax position	(0.97)	(0.99)
Changes in valuation allowance	(41.65)	(41.61)
Income tax expense	—%	—%

14. Commitments

The Company enters into contracts in the normal course of business with contract research organizations (“CROs”) for preclinical studies and clinical trials and contract manufacturing organization (“CMOs”) for the manufacture of clinical trial materials. As of December 31, 2016, the Company had commitments of $11.5 million with CMOs and $5.4 million with CROs. These agreements provide for notice of termination by either party and are therefore cancelable contracts.

The Company has a lease for laboratory and office space in South San Francisco, California. This lease, which was originally for approximately 19,988 square feet, was amended in October 2014 to reduce laboratory and office space to 12,348 square feet and to extend the lease period to May 31, 2018.

True North Therapeutics, Inc.

Notes to financial statements

14. Commitments (continued)

As of December 31, 2016, future minimum lease payments are as follows (in thousands):

Year ending December 31,	Amount
2017	$481
2018	203
Total	$684

Rent expense was $691,000 and $733,000 in the years ended December 31, 2015 and 2016, respectively. The terms of the Company’s lease provide for rental payments on a monthly basis and on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Rent expense includes certain monthly charges that do not represent non-cancelable obligations, as defined. These costs are determined based on usage during the month.

15. Net loss per share

The following table sets forth the computation of the basic and diluted net loss per share for the years ended December 31, 2015 and 2016 (in thousands, except share and per share data):

	Year ended December 31,
	2016	2015
Numerator:
Net loss	$(19,862)	$(15,036)
Denominator:
Weighted average common shares outstanding	14,247,209	14,210,020
Less: weighted-average unvested restricted stock subject to repurchase	(717,019)	(1,354,368)
Less: weighted-average unvested common shares subject to repurchase	(183,190)	(283,087)
Weighted-average shares used to compute net loss per share, basic and diluted	13,347,000	12,572,565
Net loss per share, basic and diluted	$(1.49)	$(1.20)

Potentially dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	As of December 31,
	2016	2015
Convertible preferred stock	93,783,318	75,754,927
Options to purchase common stock	11,242,892	5,494,248
Warrant to purchase common stock	3,527,956	3,527,956
Total	108,554,166	84,777,131

16. Subsequent events

In January 2017, the Company granted 3.0 million shares of common stock issuable upon the exercise of options with a weighted average exercise price of $1.34 per share. The Company has reviewed and evaluated subsequent events through March 24, 2017, the date the audited financial statements were available to be issued. No other subsequent events have been identified for disclosure.